Exhibit 5.1

One Financial Center Boston, MA 02111 617 542 6000 mintz.com

March 11, 2022

Quantum-Si Incorporated
530 Old Whitfield Street
Guilford, CT 06437

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Quantum-Si Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “462(b) Registration Statement”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of  405,000 additional shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”) of the Company (the “Shares”). The 462(b) Registration Statement incorporates by reference the Company’s Registration Statement on Form S-1  (File No. 333-257676) (the “Prior Registration Statement”  and, together with the 462(b) Registration Statement, the “Registration Statements”), which was filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2021, and declared effective on July 21, 2021, as amended by Post-Effective Amendment No. 1., filed with the Commission on March 1, 2022 and declared effective on March 3, 2022, including the prospectus which forms part of the Prior Registration Statement (the “Prospectus”). We understand that the Shares will be resold by a selling stockholder as described in the Prospectus and a prospectus supplement to be filed thereto.

We have reviewed the Registration Statements, the Company’s amended and restated certificate of incorporation and amended and restated bylaws, each as currently in effect, and are familiar with such corporate proceedings and satisfied ourselves as to such other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and the assumptions set forth below, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware  as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

BOSTON       LONDON       LOS ANGELES       NEW YORK       SAN DIEGO       SAN FRANCISCO      WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ
March 11, 2022

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.